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                                                                    EXHIBIT 99.1

                        PHYSICIAN SALES & SERVICE, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Patrick C. Kelly and David A. Smith, each with full power of substitution, acting jointly or by any of them if only one be present and acting, attorneys and proxies to vote in the manner specified below (according to the number of shares which the undersigned would be entitled to cast if then personally present), all the shares of common stock, par value $.01 per share ("PSS Common Stock"), of Physician Sales & Service,
Inc. ("PSS") held of record by the undersigned on     , 1998, at the special
meeting of stockholders (the "Special Meeting") to be held on     , 1998,
at a.m., local time, at the Jacksonville Marriott, 4670 Salisbury Road, Jacksonville, Florida 32256, including any adjournment thereof.

1. To consider and vote upon a proposal to approve and adopt the issuance of shares of PSS Common Stock pursuant to the Agreement and Plan of Merger, dated December 14, 1997 among PSS, PSS Merger Corp., a wholly owned subsidiary of PSS ("Merger Corp."), and Gulf South Medical Supply, Inc. ("Gulf South"), pursuant to which: (i) Merger Corp. will be merged with and into Gulf South, with Gulf South being the surviving corporation and becoming a wholly owned subsidiary of PSS (the "Merger"), (ii) each outstanding share of common stock, par value $.01 per share, of Gulf South ("Gulf South Common Stock"), will be cancelled and the holders of such securities will be entitled to receive 1.75 shares of PSS Common Stock for each share of Gulf South Common Stock owned by them (the "Exchange Ratio"), and (iii) options and warrants to purchase shares of Gulf South Common Stock which are outstanding at such time, whether or not then exercisable, will become options and warrants to purchase PSS Common Stock, and PSS will assume each option and warrant (as adjusted to reflect the Exchange Ratio), all as described in the accompanying Joint Proxy Statement/Prospectus.

                  FOR [_]      AGAINST [_]      ABSTAIN [_]

2. To consider and vote upon a proposal to approve an amendment to the Articles of Incorporation of PSS to increase the number of authorized shares of PSS Common Stock from 60,000,000 to 150,000,000.

                  FOR [_]      AGAINST [_]      ABSTAIN [_]

3. To consider and vote upon a proposal to approve an amendment to the Articles of Incorporation of PSS to change the corporate name of PSS to "PSS World Medical, Inc."

                  FOR [_]      AGAINST [_]      ABSTAIN [_]

4. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

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  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED
HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 ABOVE.

  WITNESS my hand and seal this    day of    , 1998.

                                       ----------------------------------------
                                       ----------------------------------------
                                            Signature(s) of Stockholder(s)

                                       PLEASE SIGN THIS PROXY EXACTLY AS YOUR
                                       NAME OR NAMES APPEARS HEREON. IF STOCK
                                       IS HELD JOINTLY, SIGNATURES SHOULD
                                       APPEAR FOR BOTH NAMES. WHEN SIGNING AS
                                       AN ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                       TRUSTEE, GUARDIAN OR CUSTODIAN, PLEASE
                                       INDICATE THE CAPACITY IN WHICH YOU ARE
                                       ACTING.

 PLEASE FILL IN, DATE AND SIGN THE PROXY AND RETURN IT IN THE ENCLOSED POSTPAID
                                   ENVELOPE.